EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Long Term Incentive Plan of FairPoint Communications, Inc. our reports dated March 5, 2014, with respect to the consolidated financial statements of FairPoint Communications, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of FairPoint Communications, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
May 12, 2014